Exhibit 99
Quarterly Shareholder Brochure of CNB Corporation
July 10, 2008
Dear Shareholder,
We are pleased to advise you that Vincent Hillesheim was reelected Chairman of the Board of CNB Corporation and Citizens National Bank at the organizational meeting held May 20, 2008.
The local and state economic conditions have had a negative effect on many of our customers but, as previously reported, we continue to take an aggressive approach to identify and work through problem credits. Financial performance for the second quarter ended June 30, 2008 resulted in net income of $929,000, and basic earnings per share were $0.77, both down from the same period last year; net income by 35.1% and basic earnings per share down from $1.15.
The decline in 2008 is due in part to the increased provision for loan losses to $731,000 for the six months ended June 30, 2008, compared to $138,000 for the same period in 2007. Loan losses for the six months ended June 30, 2008 were $774,000 compared to $43,000 for the same period in 2007. In response, our primary focus during the second quarter was loan losses and the ongoing expenses of working through credits with insufficient collateral or customers who are unable to meet their obligations. Efforts continue to identify and take appropriate action in resolving problems as promptly as possible.
In consideration of the net income decline, at its June meeting the board of directors declared a dividend of $.30 per share, payable July 10 to shareholders of record on June 26, 2008. This is a reduction from the $0.42 per share dividend paid in the previous quarter.
Deposits as of June 30, 2008 decreased 0.76% to $228.8 million, compared with $230.6 million for the same time last year. Assets at the end of the first six months were $257.9 million, compared with $261.2 million last year, a decrease of 1.26%. The loan portfolio declined from $174.3 million to $169.8 million and interest income from the loan portfolio decreased $346,000 over the same period last year; however, due to the declining rate environment interest paid on deposits also decreased by $430,000, helping to offset the interest income loss.
We are optimistic about the future of the economy and although income for 2008 will be down from past years, we believe once we are through these difficult times our profitability will return to a level consistent with our past performance.
Sincerely,
Susan A. Eno, President & CEO

CNB Corporation
Consolidated Balance Sheets
(UNAUDITED)
in thousands of dollars

	June 30,
	2008	2007
ASSETS
Cash and due from banks	$7,632	$6,548
Interest-bearing deposits with other financial institutions	5,078	1,246
Federal funds sold	8,799	7,328

Total cash and cash equivalents	21,509	15,122

Securities available for sale	41,557	51,813
Securities held to maturity (market value of $9,947 in 2008 and $5,472 in 2007)	9,792	5,431
Other securities	1,008	1,008

Total investment securities	52,357	58,252

Loans	169,838	174,250
Less allowance for loan losses	(1,642)	(1,606)

Loans, Net	168,196	172,644

Premises and equipment, net	6,198	6,483
Other assets	9,609	8,656

Total assets	$257,869	$261,157

LIABILITIES
Deposits
Noninterest-bearing demand	$39,223	$41,643
Interest-bearing deposits	189,585	188,907

Total deposits	228,808	230,550

Other liabilities	4,985	5,179

Total liabilities	233,793	235,729

SHAREHOLDERS’ EQUITY
Common Stock	3,034	3,099
Surplus	19,509	20,482
Retained Earnings and Accumulated other Comprehensive Income/(Loss)
	1,533	1,847

Total shareholders’ equity	24,076	25,428

Total liabilities and shareholders’ equity	$257,869	$261,157

Consolidated Statement of Income
(Unaudited)
in thousands of dollars
Six months ended June 30,

	2008	2007	2006
INTEREST INCOME

Interest and fees on loans	$6,040	$6,386	$5,829
Interest on securities:
Taxable	927	932	909
Tax exempt	280	238	237
Other interest income	220	450	160

Total interest income	7,467	8,006	7,135

INTEREST EXPENSE ON DEPOSITS	2,556	2,986	2,126

NET INTEREST INCOME	4,911	5,020	5,009
Provision for loan losses	731	138	60

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,180	4,882	4,949

NONINTEREST INCOME

Service charges and fees	491	572	469
Net realized gains from sale of loans	83	63	82
Loan servicing fees, net of amortization	60	67	59
Gain on sale of premises and equipment	7	0	509
Gain on life Insurance	0	39	0
Other income	205	97	92

Total noninterest income	846	838	1,211

NONINTEREST EXPENSES
Salaries and benefits	2,198	2,129	2,163
Occupancy	551	586	537
Supplies	89	113	111
Other expenses	1,043	900	976

Total noninterest expenses	3,881	3,728	3,787

INCOME BEFORE INCOME TAXES	1,145	1,992	2,373
Income tax expense	216	561	683

NET INCOME	$929	$1,431	$1,690

BASIC NET INCOME PER SHARE	$0.77	$1.15	$1.37